Exhibit 99.1
Press Release Announcing Results of Operations for the
Fiscal Year Ended December 31, 2007
For Release at 9am EST February 28, 2008

Investor Contact:	George Gresham, CFO (702) 855-3005

Media Contact:	Adria Greenberg Sommerfield Communications, Inc.
(212) 255-8386
Global Cash Access Announces Fourth Quarter and Full Year 2007 Financial Results
Revenue of $144.0 million, Diluted Adjusted Cash EPS of $0.16 and Diluted Cash EPS of $0.07 in Q4 and Revenue of $600.9 million, Diluted Adjusted Cash EPS of $0.70 and Diluted Cash EPS of $0.51 for FY 2007
(Las Vegas, NV — February 28, 2008 — NYSE:GCA) — Global Cash Access Holdings, Inc. (“GCA” or the “Company”) today announced preliminary, unaudited financial results for the quarter and year ended December 31, 2007.
Summary Non-GAAP Results
For the quarter ended December 31, 2007, revenues were $144.0 million, an increase of 1.5% over the $141.9 million in revenues recorded in the same quarter last year. Adjusted Cash Earnings, which exclude stock-based compensation and items that typically do not occur on a recurring basis, were $12.7 million in Q4 2007, compared to $13.6 million in Q4 2006, a decrease of 6.2%. Adjusted Cash Earnings per diluted share were $0.16 in Q4 2007 (on 79.5 million diluted shares) as compared to $0.17 in Q4 2006 (on 82.0 million diluted shares). Cash Earnings, which include stock-based compensation, were $5.5 million in Q4 2007 as compared to $10.0 million in Q4 2006, a decrease of 45.0%. Cash Earnings per diluted share were $0.07 in Q4 2007 as compared to $0.12 in Q4 2006. Adjusted EBITDA was $27.2 million in Q4 2007, an increase of 0.5% from Adjusted EBITDA of $27.1 million in Q4 2006. EBITDA (which excludes stock-based compensation) was $24.6 million in Q4 2007, a decrease of 9.1% from EBITDA of $27.1 million in the same period in 2006.
“We had mixed results in the fourth quarter of 2007. While we successfully overcame several key challenges, the underlying weakness in the gaming market suppressed our overall financial performance,” commented Scott Betts, President and Chief Executive Officer of GCA. “In light of the softening economy, our strategy for 2008 will be to stay focused on our key initiatives and get stronger to position ourselves for the inevitable rebound in the gaming industry.”
Recent Highlights
•	Recorded revenue of $144.0 million.

•	Comparison of key metrics versus the same quarter in the prior year:
•	Same store surcharge revenue up 1.9%

•	Cash advance dollars disbursed up 6.4%
•	3-in-1 Enabled Redemption Kiosk installations reached 685 as of December 31, 2007.

•	Arriva Card statistics as of December 31, 2007:
•	11,004 accounts as of December 31, 2007

•	$46.4 million in Arriva Card transaction volume since the launch of the Arriva Card, with $7.5 million in volume in Q4 2007

•	Charge-offs to date of $2.8 million
•	In the fourth quarter of 2007, acquired 3.1 million shares of common stock at an average price per share of $7.62.

•	As of December 31, 2007, total acquired shares stood at 4.6 million shares at an average price of $9.13 resulting in a total investment of $41.7 million.

•	Hired Scott Betts as our new Chief Executive Officer, and added additional executives in Q1 2008 including George Gresham as our new Chief Financial Officer and Mari Ellis as our Executive Vice President of Technology and Development.
GAAP Quarterly and Year End Results
For the fourth quarter of 2007, total revenues were $144.0 million, an increase of 1.5% over the fourth quarter of 2006. Operating Income (including non-cash compensation expense) in the fourth quarter of 2007 was $11.6 million, a decrease of 47.6% from the same period in 2006. Net income in the fourth quarter of 2007 was $0.7 million, down 86.8% from the fourth quarter of 2006. Diluted earnings per share were $0.01 in the fourth quarter of 2007 (on 79.5 million diluted shares) as compared to $0.07 in the fourth quarter of 2006 (on 82.0 million diluted shares).
Included within operating expense in the fourth quarter of 2007 is $4.3 million of costs associated with the internal investigation conducted by the Audit Committee of the Board of Directors, $7.9 million of costs associated with the accelerated vesting of stock options and restricted stock of former executives, and $0.8 million of cash based severance for terminated executives. Offsetting these one-time expenses in operating expenses is $2.6 million of income related to our settlement of the Visa Check/MasterMoney Antitrust Litigation.
For the year ended December 31, 2007, total revenues were $600.9 million, an increase of 9.6% over 2006. Operating Income (including non-cash compensation expense) in 2007 was $72.7 million, a decrease of 14.7% from 2006. Net income in 2007 was $22.5 million, down 15.4% from $26.6 million in 2006. Diluted earnings per share were $0.28 for 2007 (on 81.4 million diluted shares) as compared to $0.32 for 2006 (on 81.9 million diluted shares).
Fourth Quarter Results of Operations
Total revenues in the fourth quarter of 2007 were $144.0 million, an increase of 1.5% from revenues of $141.9 million in the fourth quarter of 2006. Same store revenues for cash advance and ATM surcharge increased in the fourth quarter of 2007.
The following is a comparison of selected revenue components for the fourth quarter of 2007 to the same period in 2006:
•	Cash advance revenues were up 1.4%, from $75.0 million to $76.0 million. Cash disbursed increased 6.4%, from $1.46 billion to $1.55 billion. The number of transactions increased 2.4%, from 2.6 million to 2.7 million. The average transaction amount increased from $554.37 to $575.92. The average fee decreased from 5.14% to 4.90%. Average revenue per transaction decreased 1.0% from $28.52 to $28.24.

•	ATM revenues were flat from 2006 at $56.5 million. Excluding the UK ATM operations which ceased in Q2 2007, the ATM volume for locations where we earn only a processing fee and our Macau operations that started in August 2007, the number of transactions decreased 2.5%, from 16.0 million to 15.6 million. Cash disbursed was $2.93 billion compared to $2.89 billion, an increase of 1.6%. Average revenue per transaction increased 2.3% from $3.53 to $3.61.

•	Check services revenues were $8.2 million, an increase of 12.1%. The face amount of checks warranted increased by 8.9%, from 328.4 million to 357.5 million. The number of check warranty transactions grew 5.2%, from 1.23 million to 1.29 million. The average face amount per check warranted increased from $267.08 to $276.52. The average check warranty fee increased from 2.02% to 2.08%. Average check warranty revenue per transaction increased from $5.40 to $5.74.

•	Central Credit and other revenues increased 6.9%, from $3.1 million to $3.4 million. Most of the increase is attributable to the interest and fee revenue from the Arriva Card in Q4 2007 of $0.8 million vs. $0.3 million in the comparable 2006 quarter.
Cost of revenues (exclusive of depreciation and amortization) increased 2.7% in the fourth quarter of 2007 to $103.5 million from $100.8 million in the fourth quarter of 2006. Commissions, the largest component of cost of revenues were flat, while interchange increased 6.8%, driven largely by the increase in cash advance volumes.
Operating expenses in the fourth quarter of 2007 were $25.8 million, an increase of 56.2% over the same period in 2006. Operating expenses, excluding non-cash compensation expense and items that do not occur on a recurring basis, were $13.4 million in the current quarter, a decrease of 4.8% from the comparable total of $14.1 million in the fourth quarter of 2006. Included within operating expenses in the fourth quarter of 2007 is $2.6 million of income related to our settlement of the Visa Check/MasterMoney Antitrust Litigation.
Depreciation and amortization expense was $3.1 million in the fourth quarter of 2007, an increase of 30.3% from $2.4 million in the fourth quarter of 2006.
Interest income was $0.7 million in the fourth quarter of 2007, a decrease of 17.8% from the comparable 2006 period.
Interest expense in the fourth quarter of 2007 was $9.3 million as compared to $10.2 million in the fourth quarter of 2006. Interest expense on the Company’s borrowings declined $0.8 million due to the lower amounts of outstanding indebtedness and lower interest rates on the floating rate portion of that indebtedness in the fourth quarter of 2007. Interest expense on the Company’s ATM funds decreased from $4.1 million in Q4 2006 to $3.9 million in Q4 2007, primarily as a result of decreases in the LIBOR on which those funds are priced and offset by an increase in the average ATM funds outstanding from $284.0 million in Q4 2006 to $293.0 million in Q4 2007. In the fourth quarter of 2006, we incurred $3.4 million of loss on early extinguishment of debt in connection with the write-off of deferred financing costs associated with the refinancing of our senior secured credit facility.
Income tax expense in the fourth quarter of 2007 was $2.4 million. The Company’s provision in the fourth quarter of 2007 is based on an expected full year effective rate of 41.6%. The increase in the effective rate for 2007 versus the 38.8% effective rate for 2006 and the 38.4% effective rate estimated at Q3 2007 was primarily due to the tax impact of the acceleration of vesting of equity awards to our former Chief Executive Officer and former Chief Financial Officer upon their termination.
Arriva Card
Revenues from the Arriva Card in the fourth quarter and full year of 2007 were $0.8 million and $2.9 million, respectively. Cost of revenues (exclusive of depreciation and amortization) in the fourth quarter of 2007 were $1.7 million and $5.9 million for all of 2007. Operating expenses for the fourth quarter were $0.6 million and $2.4 million for all of 2007. Operating loss from Arriva was $5.5 million for all of 2007.

Balance Sheet
At December 31, 2007, the Company had unrestricted cash and cash equivalents of $71.1 million, settlement receivables of $60.6 million and settlement liabilities of $93.7 million.
Total borrowings at December 31, 2007, were $263.5 million, consisting of $110.7 million of borrowings under the Company’s senior secured credit facilities and $152.8 million face amount of 8 3/4% senior subordinated notes.
During the quarter ended December 31, 2007, the Company acquired 3.1 million shares of common stock at an average price per share of $7.62 for a total investment of $23.5 million. As of December 31, 2007, total acquired shares stood at 4.6 million shares at an average price of $9.13 resulting in a total investment of $41.7 million. On February 11, 2008, the Company had completed the Board of Directors approved $50.0 million share repurchase plan.
Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business and to provide for better comparability between periods in different years, the Company is providing adjusted results on a supplemental basis. Adjusted results in the fourth quarter of 2007 and 2006 exclude $9.8 million and $2.4 million, respectively, of stock-based compensation expense. Adjusted results for the full year 2007 and 2006 exclude $22.3 million and $9.1 million, respectively, of stock-based compensation expense. In addition, the Company uses certain non-GAAP measures of financial performance. Reconciliations between GAAP measures and non-GAAP measures and between actual results and adjusted results are provided at the end of this press release.
None of Adjusted EBITDA, EBITDA (which excludes stock-based compensation), Cash Earnings or Adjusted Cash Earnings is a measure of financial performance under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, none of them should be considered a substitute for net income, operating income or other income or cash flow data prepared in accordance with GAAP. The Company believes that Adjusted EBITDA, EBITDA (which excludes stock-based compensation), Cash Earnings and Adjusted Cash Earnings are widely-referenced financial measures in the financial markets. In addition, the Company has identified certain adjustments to its financial results that address income or expenses that the Company believes are unusual or non-recurring in nature. The Company believes that referencing Adjusted EBITDA, EBITDA (which excludes stock-based compensation), Cash Earnings and Adjusted Cash Earnings and identifying unusual or non-recurring items is helpful to investors. Not all companies that use these metrics compute them in the same manner. Reconciliations between GAAP and non-GAAP measures and between actual and adjusted financial results are presented elsewhere in this press release.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Words such as “going forward,” “believes,” “intends,” “expects,” “forecasts,” “anticipate,” “plan,” “seek,” “estimate” and similar expressions also identify forward-looking statements. Forward-looking statements in this press release include, without limitation, (a) our strategy to focus on our key initiatives; (b) our belief that the gaming industry will inevitably rebound; (c) our expectation that our effective tax rate for the full year 2007 will be 41.6%; and (d) our belief that Adjusted EBITDA, EBITDA (which excludes stock-based compensation), Cash Earnings and Adjusted Cash Earnings are widely-referenced financial measures in the financial markets and our belief that references to the foregoing is helpful to investors.

Our beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to: (a) the unwillingness or inability of either patrons or gaming establishment personnel to use new products and services and bear the economic costs of doing so, regulatory impediments to the deployment of new products or technology, and unanticipated developments that distract our focus from our key initiatives; (b) inaccuracies in our belief as to the trends in the gaming markets specifically or the economy as a whole and inaccuracies in our assumptions as to gaming patron habits; (c) with respect to our expectation that our effective tax rate will be 41.6% for the full year 2007 (i) incurrence of expenses that are not deductible for tax purposes, (ii) the entry into business lines or foreign countries with tax structures different from the ones we are currently subject to; and (d) inaccuracies in our assumptions as to the financial measures that investors use or the manner in which such financial measures may be used by such investors.
The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission, including, without limitation, our quarterly report on Form 10-Q filed on January 30, 2008, and are based on information available to us on the date hereof. We do not intend, and assume no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.
About Global Cash Access Holdings, Inc.
Las Vegas-based Global Cash Access Holdings, Inc. is a holding company whose principal asset is the stock of Global Cash Access, Inc., a leading provider of cash access systems and related marketing services to the gaming industry. For more information, please visit the Company’s Web site at www.globalcashaccess.com.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
REVENUES:
Cash advance	$76,040	$74,978	$316,007	$287,053
ATM	56,479	56,484	240,575	221,727
Check services	8,171	7,289	31,213	29,166
Central Credit and other revenues	3,353	3,136	13,095	10,202

Total revenues	144,043	141,887	600,890	548,148
Cost of revenues (exclusive of depreciation and amortization)	(103,484)	(100,778)	(434,413)	(389,251)
Operating expenses	(25,782)	(16,503)	(82,015)	(63,812)
Amortization	(1,741)	(1,337)	(6,302)	(5,520)
Depreciation	(1,404)	(1,077)	(5,487)	(4,369)

OPERATING INCOME	11,632	22,192	72,673	85,196

INTEREST INCOME (EXPENSE), NET
Interest income	743	904	3,669	3,484
Interest expense	(9,261)	(10,235)	(38,146)	(42,098)
Loss on early extinguishment of debt	—	(3,417)	—	(3,417)

Total interest income (expense), net	(8,518)	(12,748)	(34,477)	(42,031)

INCOME BEFORE INCOME TAX PROVISION AND MINORITY OWNERSHIP LOSS	3,114	9,444	38,196	43,165
INCOME TAX PROVISION	(2,431)	(3,948)	(15,910)	(16,739)

INCOME BEFORE MINORITY OWNERSHIP LOSS	683	5,496	22,286	26,426
MINORITY OWNERSHIP LOSS, net of tax	47	55	235	183

NET INCOME	$730	$5,551	$22,521	$26,609

Earnings per share
Basic	$0.01	$0.07	$0.28	$0.33

Diluted	$0.01	$0.07	$0.28	$0.32

Weighted average number of common shares outstanding
Basic	79,450	81,699	81,108	81,641
Diluted	79,466	82,036	81,377	81,921

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Adjusted Cash Earnings and Cash Earnings to Net Income,
and Adjusted EBITDA and EBITDA (which excludes stock-based compensation) to Net Income
(amounts in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Adjusted EBITDA	$27,179	$27,050	$110,203	$105,086
Plus:
Visa Check/MasterMoney Antitrust Litigation Settlement	2,576	—	2,576	—
Escheatment recovery	—	—	994	—
Minus:
Internal investigation costs	(4,329)	—	(4,329)	—
Executive cash-based termination benefits	(847)	—	(847)	—
Commission dispute liability (2005 & 2006 transactions)	—	—	(1,866)	—
Secondary offering costs	—	—		(660)
Litigation settlement costs	—	—	—	(200)

EBITDA (which excludes stock-based compensation)	$24,579	$27,050	$106,731	$104,226

Minus:
Stock-based compensation expense	(9,802)	(2,444)	(22,269)	(9,141)
Amortization	(1,741)	(1,077)	(6,302)	(4,369)
Depreciation	(1,404)	(1,337)	(5,487)	(5,520)
Interest expense	(9,261)	(10,235)	(38,146)	(42,098)
Loss on early extinguishment of debt	—	(3,417)	—	(3,417)
Income tax provision	(2,431)	(3,948)	(15,910)	(16,739)
Plus:
Interest income	743	904	3,669	3,484
Minority ownership loss, net of tax	47	55	235	183

Net Income	$730	$5,551	$22,521	$26,609

Plus:
Deferred tax amortization related to acquired goodwill	4,757	4,432	19,026	17,728

Cash Earnings	$5,487	$9,983	$41,547	$44,337

Plus:
Non-cash compensation expense, net of tax	5,724	1,496	13,005	5,598
Internal investigation costs, net of tax	2,528	—	2,528	—
Executive cash-based termination benefits, net of tax	495		495
Commission dispute liability (2005 & 2006 transactions), net of tax	—	—	1,089	—
Secondary offering costs, net of tax	—	—	—	660
Litigation settlement costs, net of tax	—	—	—	122
Loss on early extinguishment of debt, net of tax	—	2,093	—	2,093
Minus:
Escheatment recovery, net of tax	—	—	(581)	—
Visa Check/MasterMoney Antitrust Litigation Settlement, net of tax	(1,504)	—	(1,504)	—

Adjusted Cash Earnings	$12,730	$13,572	$56,579	$52,810

Weighted average number of common shares outstanding
Diluted	79,466	82,036	81,377	81,921
Cash Earnings per share — Diluted	$0.07	$0.12	$0.51	$0.54

Adjusted Cash Earnings per share — Diluted	$0.16	$0.17	$0.70	$0.64

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